UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2022

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart
Chicago, Illinois		60654
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 334-8534

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MDRX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2022, Allscripts Healthcare Solutions, Inc., (“Allscripts”) and Allscripts Healthcare, LLC (the “Company”, and together with Allscripts, each a “Borrower” and collectively, the “Borrowers”) entered into a Third Amended and Restated Credit Agreement (the “Third Amended Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the several banks and other financial institutions or entities from time to time party thereto as lenders and issuing banks, JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association, Keybanc Capital Markets Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, as joint bookrunners and joint lead arrangers, and U.S. Bank National Association, Bank of America, N.A., BMO Harris Bank N.A., Royal Bank of Canada and PNC Bank, National Association, as co-documentation agents, amending and restating the Second Amended and Restated Credit Agreement, dated February 15, 2018, as amended on August 7, 2019 and July 20, 2020 (the “Existing Credit Agreement”). The Third Amended Credit Agreement provides for a $700 million senior secured revolving facility (a decrease from the $900 million revolving facility provided for under the Existing Credit Agreement) (the “Revolving Facility”) with a five year term. A total of up to $50 million of the Revolving Facility is available for the issuance of letters of credit (of which $10 million is available on a committed basis), up to $25 million of the Revolving Facility is available for swingline loans, and up to $100 million of the Revolving Facility is available to be borrowed under certain foreign currencies. Proceeds from the borrowings under the Third Amended Credit Agreement were used for the refinancing of loans under the Existing Credit Agreement. As of the closing date of the Third Amended Credit Agreement, approximately $175.0 million of principal in revolving loans and approximately $1.0 million of letters of credit are outstanding under the Revolving Facility.

The proceeds of the Revolving Facility are available to be used to finance Allscripts’ and its subsidiaries working capital needs and for general corporate purposes, including, without limitation, financing of capital expenditures, permitted acquisitions and investments. The Borrowers are also permitted to add one or more incremental revolving and/or term loan facilities in an aggregate amount of up to $350 million, plus an unlimited amount so long as the pro forma senior secured net leverage ratio of Allscripts does not exceed 2.50 to 1.0, in each case subject to certain conditions.

Interest on the outstanding principal amount of the loans accrues at a per annum rate equal to the Alternate Base Rate, the Adjusted Term SOFR Rate, the Adjusted Daily Simple RFR (for borrowings in Pound Sterling, based on SONIA, and for borrowings in U.S. Dollars, based on Daily Simple SOFR) or the Adjusted EURIBOR Rate for borrowing in Euros, as applicable and each as defined in the Third Amended Credit Agreement, in each case, plus an applicable rate and applicable credit spread adjustment. The applicable rate ranges from 1.375% to 2.25% in the case of Term Benchmark loans or RFR loans, each as defined in the Third Amended Credit Agreement, and 0.375% to 1.25% in the case of the Alternate Base Rate loans, in each case, based on the total net leverage ratio of Allscripts with an adjustment ranging from 4.00 to 1.00 (or greater) to 1.75 to 1.00 (or less). Interest on the loans is payable (i) quarterly in arrears in the case of Alternate Base Rate loans, (ii) on the last day of the relevant interest period in the case of Term Benchmark loan, and (iii) and monthly in arrears in the case of RFR loans. In addition, the Borrowers are obligated to pay a quarterly commitment fee based on the unused portion of the Revolving Facility at the applicable rate ranging from 0.175% to 0.35% based on the total net leverage ratio of Allscripts, quarterly participation fees with respect to outstanding letters of credit based on the maximum amount available to be drawn under each outstanding letter of credit at the applicable rate same as the applicable rate to Term Benchmark loan then in effect, and quarterly fronting fees to each issuing bank with respect to each letter of credit issued by such issuing bank based on the maximum amount available to be drawn under each such outstanding letter of credit at 0.125%.

Subject to certain agreed upon exceptions, all obligations under the Revolving Facility are guaranteed by each of Allscripts’ existing and future direct and indirect material domestic subsidiaries of Allscripts, other than Coniston Exchange LLC, and other Excluded Subsidiaries (as defined in the Third Amended Credit Agreement) (the “Guarantors”) pursuant to the Amended and Restated Guarantee and Collateral Agreement, dated as of April 29, 2022 (the “Guarantee and Collateral Agreement”) among Allscripts, the Company, the Guarantors, and the Administrative Agent, which amends and restates that certain Guarantee and Collateral Agreement, dated as of June 28, 2013.

The obligations of the Borrowers and each Guarantor under the Revolving Facility, any swap agreements and any cash management arrangements provided by any lender or any affiliate thereof, remain secured, subject to permitted liens and other agreed upon exceptions, by a perfected first priority security interest in all of the tangible and intangible assets (including, without limitation, intellectual property and all of the capital stock of each Guarantor and, in the case of foreign subsidiaries, up to Applicable Pledge Percentage (as defined in the Third Amended Credit Agreement) of the equity interest of first tier material foreign subsidiaries) of Allscripts and the Guarantors, other than Excluded Assets (as defined in the Third Amended Credit Agreement).

Allscripts is permitted to voluntarily prepay outstanding loans under the Revolving Facility, in whole or in part, at Allscripts’ option, in certain minimum amounts.

The Third Amended Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Allscripts and its subsidiaries to:

· incur indebtedness (including guarantee obligations);

· create liens on and sell assets;

· engage in mergers or consolidations or change lines of business;

· declare dividends and other payments in respect of Allscripts’ capital stock, prepay subordinated indebtedness and prepay and repurchase convertible securities, and amend terms of any subordinated indebtedness;

· make investments, loans, advances, guarantees and acquisitions;

· engage in transactions with affiliates; and

· enter into restrictive agreements.

In addition, the Revolving Facility generally requires that Allscripts maintain a minimum interest coverage ratio of 3.50 to 1.0 and a maximum total net leverage ratio of 4.25 to 1.0. The Third Amended Credit Agreement also provides that during the four quarter period following acquisitions that are permitted by the Third Amended Credit Agreement, financed in whole or in part with indebtedness, if the consideration paid by Allscripts is $100 million or more, such maximum total net leverage ratio may be increased to 4.50 to 1.0 at the election of Allscripts, on not more than two occasions. The total net leverage ratio is calculated by dividing (x) Consolidated Funded Indebtedness (as defined in the Third Amended Credit Agreement) less the Cash Netting Amount by (y) Consolidated EBITDA (as defined in the Third Amended Credit Agreement). The “Cash Netting Amount” is an amount equal to 100% of the unrestricted cash and cash equivalents of Allscripts and its subsidiaries that is held in or credited to accounts located in the United States, up to $250,000,000. The Third Amended Credit Agreement provides for certain adjustments to Consolidated EBITDA for costs savings, operating expense reductions and cost synergies expected to be realized in connection with permitted acquisitions, permitted investments and cost savings initiatives. Under the Third Amended Credit Agreement, Allscripts is not required to maintain a senior secured net leverage ratio. However, the senior secured net leverage ratio does apply as an incurrence test in determining whether certain actions are permitted or required (including whether certain investments are permitted) and whether certain restricted payments may be made. The senior secured net leverage ratio is calculated by dividing (x) Consolidated Senior Secured Net Indebtedness (as defined in the Third Amended Credit Agreement) less the Cash Netting Amount by (y) Consolidated EBITDA. The minimum interest coverage ratio is calculated by dividing Consolidated EBITDA by Consolidated Interest Expense (as defined in the Third Amended Credit Agreement).

The Third Amended Credit Agreement also contains certain events of default, including relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control. If an event of default occurs, the required lenders may cause the administrative agent to declare all unpaid principal and any accrued and unpaid interest and all fees and expenses under the Revolving Facility to be immediately due and payable. All amounts outstanding under the Revolving Facility will automatically become due and payable upon the commencement of any bankruptcy, insolvency or similar proceedings. The Third Amended Credit Agreement also contains a cross default to any of the Allscripts’ indebtedness having a principal amount in excess of $40 million.

The Administrative Agent, the other agents and the lenders under the Third Amended Credit Agreement have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for Allscripts and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

The foregoing summary of the Third Amended Credit Agreement is qualified in its entirety by the terms and conditions of the Third Amended Credit Agreement which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The Third Amended Credit Agreement is included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about Allscripts, the Company, any other party to the Third Amended Credit Agreement or their respective businesses, subsidiaries and affiliates. The Third Amended Credit Agreement contains representations and warranties that were made solely for the benefit of the parties thereto and (a) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) may have been qualified by confidential disclosure schedules that were delivered to the other party, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in such agreement, (c) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders and (d) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Allscripts, the Company, any other party to the Third Amended Credit Agreement or their respective businesses, subsidiaries and affiliates.

Item 1.02 Termination of a Material Definitive Agreement.

The Third Amended Credit Agreement replaced and superseded the Existing Credit Agreement, as set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Third Amended Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On May 2, 2022, the Company issued a press release announcing the completion of the sale of the net assets of its Hospitals & Large Physician Practices business segment to N. Harris Computer Corporation, a wholly-owned subsidiary of Constellation Software Inc. A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

10.1

Third Amended and Restated Credit Agreement, dated as of April 29, 2022, among Allscripts Healthcare Solutions, Inc., Allscripts Healthcare, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Press release issued by Allscripts Healthcare Solutions, Inc. on May 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date:	May 2, 2022	By:	/s/ Eric Jacobson
Eric Jacobson Senior Vice President and Corporate Secretary